Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 21, 2018, relating to the financial statements and financial highlights of Innovator S&P 500® Buffer ETF – July, Innovator S&P 500® Buffer ETF – October, Innovator S&P 500® Power Buffer ETF – July, Innovator S&P 500® Power Buffer ETF – October, Innovator S&P 500® Ultra Buffer ETF – July, and Innovator S&P 500® Ultra Buffer ETF – October, each a series of Innovator ETFs Trust, for the period ended October 31, 2018, and to the references to our firm under the headings “Fund Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Cleveland, Ohio

February 28, 2019